Exhibit 99.1

November 2, 2016

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES THIRD QUARTER 2016 RESULTS

Diluted Earnings per Share Increase 14 Percent

Aggregates Profitability and Margins Improve Despite Lower Shipments

Birmingham, Alabama – November 2, 2016 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the third quarter ended September 30, 2016.

The Company’s third quarter results reflect continued strong earnings growth and margin expansion despite lower shipment levels. Slower than expected large project starts and extremely wet weather impacted shipments in several key markets throughout the quarter. Compared with the prior year’s third quarter, aggregates shipments declined 2.3 million tons, or 4 percent, while aggregates pricing increased $0.79 per ton, or 7 percent. Third quarter aggregates gross profit grew 4 percent, despite slightly lower segment sales. Net earnings for the third quarter increased 13 percent and Adjusted EBITDA increased 6 percent versus the prior year as gross profit margins improved in the Aggregates and Asphalt segments.

For the trailing twelve months, net earnings were $371 million and Adjusted EBITDA was $981 million, which represent gains of 118 percent and 28 percent, respectively, over the comparable prior period. Aggregates shipments for this period grew 5 percent, and pricing increased 8 percent. Incremental aggregates gross profit equaled 80 percent of incremental freight-adjusted revenues. Aggregates gross profit as a percentage of freight-adjusted revenues expanded to 39 percent from 34 percent.

Tom Hill, Chairman and Chief Executive Officer, said, “Core profitability in our business continues to strengthen, despite recent volume headwinds in certain markets. So far this year, weather patterns and the timing of large project activity have led to higher month-to-month and state-to-state variability in our shipments, somewhat masking the continuing recovery in demand for construction materials across our footprint. However, our unit margins continue to improve. Per-ton gross profit in our Aggregates segment grew by 9 percent in the third quarter despite lower shipments and uneven production schedules. Year-to-date per-ton gross profit has improved by 22 percent. As a result, we remain on track to reach the low end of our 2016 profit plan despite shipments well below beginning-of-year expectations. Consistent with communications during our late September investor event in Atlanta, we expect full year 2016 Adjusted EBITDA of $1 billion, a 20 percent increase over the prior year. Longer-term project pipelines are healthy, and the foundations for sustained, multi-year volume and pricing growth remain in place.”

November 2, 2016

FOR IMMEDIATE RELEASE

Third Quarter Summary (compared with prior year’s third quarter)

●	Total revenues decreased $30 million, or 3 percent, to $1,008 million
●	Gross profit increased $13 million, or 4 percent, to $304 million
●	Aggregates segment sales decreased $9 million, or 1 percent to $822 million, and aggregates freight-adjusted revenues increased $12 million, or 2 percent, to $641 million
o	Shipments decreased 4 percent, or 2.3 million tons, to 50.3 million tons
o	Freight-adjusted sales price increased 7 percent
o	Segment gross profit increased $11 million, or 4 percent, to $262 million
●	Asphalt, Concrete and Calcium segment gross profit improved $2 million, collectively
●	SAG increased $5 million, or 70 basis points as a percentage of total revenues, due mainly to the amount and timing of spending for certain business initiatives
●	Net earnings were $140 million, an increase of $16 million, or 13 percent
●	Adjusted EBIT was $229 million, an increase of $15 million, or 7 percent
●	Adjusted EBITDA was $301 million, an increase of $17 million, or 6 percent
●	Earnings from continuing operations were $1.06 per diluted share versus $0.93 per diluted share
o	The current quarter’s earnings include $0.05 per diluted share for certain income tax benefits while the prior year’s results included $0.03 per diluted share of income tax benefits
o	The prior year’s results included $0.02 per diluted share for net charges related primarily to environmental matters referable to divested assets
o	Excluding these items, earnings from continuing operations were $1.01 per diluted share in the third quarter of 2016 versus $0.92 per diluted share in the prior year

Trailing Twelve Months Summary (compared with the prior twelve-month period)

●	Total revenues increased $257 million, or 8 percent, to $3.58 billion
●	Gross profit increased $242 million, or 31 percent, to $1.02 billion
●	Aggregates segment sales increased $297 million, or 11 percent, to $2.96 billion, and aggregates freight-adjusted revenues increased $266 million, or 13 percent, to $2.29 billion
o	Shipments increased 5 percent, or 8 million tons, to 183 million tons
o	Freight-adjusted sales price increased 8 percent
o	Segment gross profit increased $212 million, or 31 percent, to $894 million
●	Asphalt, Concrete and Calcium segment gross profit improved $30 million, collectively
●	SAG increased $35 million, or 40 basis points as a percentage of total revenues
●	Net earnings were $371 million, an increase of $201 million, or 118 percent
●	Adjusted EBIT was $697 million, an increase of $207 million, or 42 percent
●	Adjusted EBITDA was $981 million, an increase of $215 million, or 28 percent
●	Earnings from continuing operations were $2.83 per diluted share versus $1.32 per diluted share
o	These results include gains on sale of assets and recovery from business interruption claims, as well as charges related to debt refinancing, impairment of leased property, certain charges recorded in Other Operating Expense, business development activities, restructuring and certain income tax items
o	Excluding these items, earnings from continuing operations were $2.92 per diluted share versus $1.73 per diluted share

November 2, 2016

FOR IMMEDIATE RELEASE

Segment Results

Aggregates

As noted in late September at the Company’s Aggregates Day, a noticeable slow-down in trailing twelve month construction starts in March, the timing of certain large projects, and weather patterns led to highly variable third quarter shipment results across Vulcan-served markets. Arizona, Florida, Georgia, and North Carolina saw shipment increases of between 12 and 21 percent in the third quarter. In contrast, California, Illinois, and Texas experienced shipment declines of between 16 and 21 percent versus the prior year’s third quarter. Weather and other factors impacted shipments most severely during the month of August, with the daily rate of total shipments declining 8 percent from 2015 levels. During August, daily shipment rates in Texas fell over 30 percent relative to the prior year, shipments in Illinois fell over 20 percent, and shipments in Louisiana fell almost 40 percent.

For the twelve months ended September 30, shipments rose 5 percent over the comparable prior period. Despite these recent gains, demand for aggregates remains well below levels consistent with demographic growth in the U.S. The Company believes conditions remain in place for a sustained, multi-year recovery in demand for aggregates, although quarter-to-quarter trends may vary significantly.

For the quarter, freight-adjusted average sales price for aggregates increased 7 percent, or $0.79 per ton, versus the prior year. On a trailing twelve months basis, pricing in all of the Company’s major markets has increased versus the prior year’s comparable period. The overall pricing climate remains favorable as visibility to a sustained recovery improves and as construction materials producers stay focused on earning adequate returns on capital.

Third quarter unit cost of sales in the Aggregates segment increased 5 percent versus the prior year’s third quarter. Excluding the benefits of lower unit costs for diesel fuel, unit costs were approximately 6 percent higher in the quarter, due to reduced fixed cost absorption and other cost effects of lower volumes. For the trailing twelve months, unit cost of sales, excluding the impact of lower diesel costs, was essentially flat.

Aggregates segment unit margins continued to increase, including in key markets challenged by recent weakness in shipping rates. Gross profit per ton increased $0.44, or 9 percent, from the prior year’s third quarter. On a trailing twelve months basis, unit gross profit has increased 25 percent, to $4.89 per ton, while unit cash gross profit has increased 19 percent to $6.17 per ton.

For the quarter, the Company’s Aggregates gross profit flow-through rate was strong due to solid price growth and a continuing commitment to plant-level cost controls and operating disciplines. Because quarterly results can vary significantly due to seasonality and other factors, the Company encourages investors to also consider longer-term trends. On a trailing twelve months basis, this flow-through rate was 80 percent and has consistently exceeded the Company’s stated goal of 60 percent since volumes began to recover in the second half of 2013.

November 2, 2016

FOR IMMEDIATE RELEASE

Asphalt, Concrete and Calcium

In the third quarter, Asphalt segment gross profit was $33 million versus $30 million in the prior year. Volumes decreased 11 percent due to the same factors impacting the Aggregates segment noted above. However, solid sales and operating disciplines as well as effective materials margin management offset the drop in volume.

Concrete segment gross profit was $9 million in the quarter compared to $10 million in the prior year period. Sales volumes were flat versus the prior year as higher volumes in Arizona and Georgia helped offset lower volumes in Maryland, Texas and Virginia. Unit gross profit was slightly lower versus the prior year period due primarily to unfavorable impact from geographic mix.

In the third quarter, the Company’s Calcium segment reported gross profit of $0.8 million, in line with the prior year.

Selling, Administrative and General (SAG)

Selling, administrative and general (SAG) expenses increased $5 million versus the prior year. The year-over-year increase resulted primarily from spending for initiatives to improve business processes and investments to enhance sales initiatives. For the year, SAG expense should approximate $310 million.

Credit Position and Capital Allocation

At the end of the third quarter, total debt outstanding was approximately $2 billion, including $235 million of floating-rate borrowings. The quarter end cash balance was $135 million.

As of September 30, cash capital expenditures were $287 million, including $84 million invested in the purchase of two replacement ships to transport aggregates from the Company’s quarry in Mexico, as well as new site development and investment in other growth opportunities. For the full year, core capital expenditures are expected to be approximately $275 million. Internal growth capital investments, excluding acquisitions, are expected to be approximately $125 million.

During the first nine months of 2016, the Company returned $241 million to shareholders through dividends and share repurchases. Year-to-date, the Company repurchased approximately 1.4 million shares at an average cost of $113.18 per share.

November 2, 2016

FOR IMMEDIATE RELEASE

Demand and Earnings Outlook

Regarding the Company’s outlook, Mr. Hill stated, “The strong fundamentals of our aggregates-focused business and the outstanding improvement in our core profitability have led to strong earnings growth through the first nine months of 2016 despite slower than expected volume growth. Unit profitability continues to improve and incremental margins remain strong across our businesses. The core drivers of a continuing recovery in shipments remain firmly in place, with higher levels of publicly funded construction activity just beginning to join the ongoing recovery in private demand. The pricing environment remains favorable. Daily shipment rates in October have exceeded prior year levels. Construction starts in Vulcan-served markets strengthened in August and September after weakening for several months. Although it is too soon to issue firm guidance, at this point we would expect to see broad-based volume and pricing growth accompanied by continued margin expansion in 2017.”

Conference Call

Vulcan will host a conference call at 9:00 a.m. CT on November 2, 2016. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 888-208-1814 approximately 10 minutes before the scheduled start. International participants can dial 719-785-1764. The conference ID is 9866359. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of other construction materials.

November 2, 2016

FOR IMMEDIATE RELEASE

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate that can adversely impact results; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions including those relating to climate change, greenhouse gas emissions or the definition of minerals; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to existing and divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2016	2015	2016	2015

Total revenues	$1,008,140	$1,038,460	$2,719,693	$2,564,896
Cost of revenues	703,931	747,170	1,958,581	1,961,292
Gross profit	304,209	291,290	761,112	603,604
Selling, administrative and general expenses	76,311	71,390	235,460	207,350
Gain on sale of property, plant & equipment
and businesses	2,023	799	2,934	7,423
Business interruption claims recovery	690	0	11,652	0
Impairment of long-lived assets	0	0	(10,506)	(5,190)
Restructuring charges	0	(448)	(320)	(4,546)
Other operating expense, net	(3,535)	(8,045)	(23,629)	(17,201)
Operating earnings	227,076	212,206	505,783	376,740
Other nonoperating income (expense), net	990	(2,818)	325	(2,277)
Interest expense, net	33,126	37,800	100,192	183,931
Earnings from continuing operations
before income taxes	194,940	171,588	405,916	190,532
Provision for income taxes	52,062	45,386	116,026	51,177
Earnings from continuing operations	142,878	126,202	289,890	139,355
Loss on discontinued operations, net of tax	(3,113)	(2,397)	(7,451)	(7,066)
Net earnings	$139,765	$123,805	$282,439	$132,289

Basic earnings (loss) per share
Continuing operations	$1.07	$0.95	$2.17	$1.05
Discontinued operations	$(0.02)	$(0.02)	$(0.05)	$(0.06)
Net earnings	$1.05	$0.93	$2.12	$0.99

Diluted earnings (loss) per share
Continuing operations	$1.06	$0.93	$2.14	$1.03
Discontinued operations	$(0.02)	$(0.02)	$(0.05)	$(0.05)
Net earnings	$1.04	$0.91	$2.09	$0.98

Weighted-average common shares outstanding
Basic	133,019	133,474	133,418	133,082
Assuming dilution	135,033	135,558	135,192	134,942
Cash dividends per share of common stock	$0.20	$0.10	$0.60	$0.30
Depreciation, depletion, accretion and amortization	$72,049	$69,662	$213,362	$204,770
Effective tax rate from continuing operations	26.7%	26.5%	28.6%	26.9%

Table B

Vulcan Materials Company

and Subsidiary Companies

(in thousands)

Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2016	2015	2015
Assets
Cash and cash equivalents	$135,365	$284,060	$168,681
Restricted cash	0	1,150	0
Accounts and notes receivable
Accounts and notes receivable, gross	536,242	423,600	558,755
Less: Allowance for doubtful accounts	(4,260)	(5,576)	(5,770)
Accounts and notes receivable, net	531,982	418,024	552,985
Inventories
Finished products	283,266	297,925	275,717
Raw materials	25,411	21,765	21,680
Products in process	2,753	1,008	1,161
Operating supplies and other	26,612	26,375	28,148
Inventories	338,042	347,073	326,706
Current deferred income taxes	0	0	39,301
Prepaid expenses	71,370	34,284	56,017
Total current assets	1,076,759	1,084,591	1,143,690
Investments and long-term receivables	38,914	40,558	40,516
Property, plant & equipment
Property, plant & equipment, cost	7,105,036	6,891,287	6,803,588
Reserve for depreciation, depletion & amortization	(3,876,743)	(3,734,997)	(3,683,961)
Property, plant & equipment, net	3,228,293	3,156,290	3,119,627
Goodwill	3,094,824	3,094,824	3,094,824
Other intangible assets, net	753,314	766,579	766,695
Other noncurrent assets	165,981	158,790	151,514
Total assets	$8,358,085	$8,301,632	$8,316,866
Liabilities
Current maturities of long-term debt	131	130	130
Trade payables and accruals	163,139	175,729	195,536
Other current liabilities	197,642	177,620	216,411
Total current liabilities	360,912	353,479	412,077
Long-term debt	1,983,639	1,980,334	1,979,493
Noncurrent deferred income taxes	706,715	681,096	692,643
Deferred revenue	201,732	207,660	209,651
Other noncurrent liabilities	601,117	624,875	659,725
Total liabilities	$3,854,115	$3,847,444	$3,953,589
Equity
Common stock, $1 par value	132,309	133,172	133,315
Capital in excess of par value	2,829,806	2,822,578	2,812,593
Retained earnings	1,660,961	1,618,507	1,564,215
Accumulated other comprehensive loss	(119,106)	(120,069)	(146,846)
Total equity	$4,503,970	$4,454,188	$4,363,277
Total liabilities and equity	$8,358,085	$8,301,632	$8,316,866

Table C

Vulcan Materials Company

and Subsidiary Companies

(in thousands)

	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2016	2015
Operating Activities
Net earnings	$282,439	$132,289
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	213,362	204,770
Net gain on sale of property, plant & equipment and businesses	(2,934)	(7,423)
Contributions to pension plans	(7,126)	(11,337)
Share-based compensation expense	15,645	14,020
Excess tax benefits from share-based compensation	(26,747)	(16,950)
Deferred tax provision (benefit)	25,094	(7,640)
Cost of debt purchase	0	67,075
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(121,097)	(79,000)
Other, net	(33,188)	(14,467)
Net cash provided by operating activities	$345,448	$281,337
Investing Activities
Purchases of property, plant & equipment	(287,440)	(214,815)
Proceeds from sale of property, plant & equipment	5,865	4,464
Payment for businesses acquired, net of acquired cash	(1,611)	(20,801)
Decrease in restricted cash	1,150	0
Other, net	2,488	(301)
Net cash used for investing activities	$(279,548)	$(231,453)
Financing Activities
Proceeds from line of credit	3,000	291,000
Payments of line of credit	(3,000)	(206,000)
Payments of current maturities and long-term debt	(14)	(545,056)
Proceeds from issuance of long-term debt	0	400,000
Debt and line of credit issuance costs	0	(7,382)
Purchases of common stock	(161,463)	0
Dividends paid	(79,865)	(39,878)
Proceeds from exercise of stock options	0	67,888
Excess tax benefits from share-based compensation	26,747	16,950
Other, net	0	2
Net cash used for financing activities	$(214,595)	$(22,476)
Net increase (decrease) in cash and cash equivalents	(148,695)	27,408
Cash and cash equivalents at beginning of year	284,060	141,273
Cash and cash equivalents at end of period	$135,365	$168,681

Table D

Segment Financial Data and Unit Shipments

(in thousands, except per unit data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015

Total Revenues
Aggregates [1]	$821,809	$830,783	$2,248,174	$2,067,671
Asphalt Mix	157,406	178,865	388,560	410,934
Concrete	91,147	88,013	242,790	226,400
Calcium	2,373	2,202	6,732	6,453
Segment sales	$1,072,735	$1,099,863	$2,886,256	$2,711,458
Aggregates intersegment sales	(64,595)	(61,403)	(166,563)	(146,562)
Total revenues	$1,008,140	$1,038,460	$2,719,693	$2,564,896

Gross Profit
Aggregates	$261,762	$250,866	$664,154	$525,816
Asphalt Mix	32,889	30,020	76,028	59,973
Concrete	8,711	9,578	18,334	15,280
Calcium	847	826	2,596	2,535
Total	$304,209	$291,290	$761,112	$603,604

Depreciation, Depletion, Accretion and Amortization
Aggregates	$60,204	$57,732	$177,129	$170,251
Asphalt Mix	4,100	4,124	12,468	12,131
Concrete	3,072	2,955	9,141	8,457
Calcium	198	170	577	496
Other	4,475	4,681	14,047	13,435
Total	$72,049	$69,662	$213,362	$204,770

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [2]	$641,086	$629,083	$1,742,781	$1,567,345
Aggregates - tons	50,277	52,609	138,250	133,564
Freight-adjusted sales price [3]	$12.75	$11.96	$12.61	$11.73

Other Products
Asphalt Mix - tons	2,890	3,251	7,104	7,499
Asphalt Mix - sales price	$53.57	$54.73	$53.39	$54.18

Ready-mixed concrete - cubic yards	809	813	2,209	2,129
Ready-mixed concrete - sales price	$112.64	$108.13	$109.89	$106.27

Calcium - tons	86	81	249	239
Calcium - sales price	$27.56	$27.16	$27.01	$26.97

[1]	Includes crushed stone, sand and gravel, sand, other aggregates, as well as freight, delivery and transportation revenues, and other revenues related to services.
[2]	Freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.
[3]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.	Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

(in thousands)

	Nine Months Ended
	September 30
	2016	2015

Cash Payments
Interest (exclusive of amount capitalized)	$69,865	$136,123
Income taxes	92,397	46,271

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	10,493	11,941
Amounts referable to business acquisitions
Liabilities assumed	0	2,645
Fair value of noncash assets and liabilities exchanged	0	20,000

2.	Reconciliation of Non-GAAP Measures

Gross profit margin excluding freight and delivery revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015

Gross profit	$304,209	$291,290	$761,112	$603,604
Total revenues	$1,008,140	$1,038,460	$2,719,693	$2,564,896
Gross profit margin	30.2%	28.1%	28.0%	23.5%

Gross Profit Margin Excluding Freight and Delivery Revenues

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015

Gross profit	$304,209	$291,290	$761,112	$603,604
Total revenues	$1,008,140	$1,038,460	$2,719,693	$2,564,896
Freight and delivery revenues [1]	143,811	160,594	407,321	403,494
Total revenues excluding freight and delivery revenues	$864,329	$877,866	$2,312,372	$2,161,402
Gross profit margin excluding freight and delivery revenues	35.2%	33.2%	32.9%	27.9%

[1]	Includes freight to remote distribution sites.

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is meaningful to our investors as it excludes freight, delivery and transportation revenues which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Aggregates segment
Gross profit	$261,762	$250,866	$664,154	$525,816
Segment sales	$821,809	$830,783	$2,248,174	$2,067,671
Gross profit margin	31.9%	30.2%	29.5%	25.4%
Incremental gross profit margin	N/A		76.6%

Aggregates Segment Gross Profit as a Percentage of Freight-Adjusted Revenues

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Aggregates segment
Gross profit	$261,762	$250,866	$664,154	$525,816
Segment sales	$821,809	$830,783	$2,248,174	$2,067,671
Less
Freight, delivery and transportation revenues [1]	$176,870	$196,442	$494,017	$484,356
Other revenues	3,853	5,258	11,376	15,970
Freight-adjusted revenues	$641,086	$629,083	$1,742,781	$1,567,345

Gross profit as a percentage of freight-adjusted revenues	40.8%	39.9%	38.1%	33.5%

Incremental gross profit as a percentage of freight-adjusted revenues	90.8%		78.9%

[1]	At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Aggregates segment cash gross profit" and "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA). Thus, Aggregates segment cash gross profit and EBITDA should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. The investment community often uses these metrics to assess the operating performance of a company's businesses. We use Aggregates segment cash gross profit and EBITDA to assess the operating performance of our various business units and the consolidated company. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped.

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Aggregates segment
Gross profit	$261,762	$250,866	$664,154	$525,816
DDA&A	60,204	57,732	177,129	170,251
Aggregates segment cash gross profit	$321,966	$308,598	$841,283	$696,067
Unit shipments - tons	50,277	52,609	138,250	133,564
Aggregates segment cash gross profit per ton	$6.40	$5.87	$6.09	$5.21

Appendix 4

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations. We adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015

Reconciliation of Net Earnings to EBITDA

Net earnings	$139,765	$123,805	$282,439	$132,289
Provision for income taxes	52,062	45,386	116,026	51,177
Interest expense, net	33,126	37,800	100,192	183,931
Loss on discontinued operations, net of tax	3,113	2,397	7,451	7,066
EBIT	$228,066	$209,388	$506,108	$374,463
Depreciation, depletion, accretion and amortization	72,049	69,662	213,362	204,770
EBITDA	$300,115	$279,050	$719,470	$579,233

Adjusted EBITDA and Adjusted EBIT

EBITDA	$300,115	$279,050	$719,470	$579,233
Gain on sale of real estate and businesses	0	0	0	(5,886)
Business interruption claims recovery, net of incentives	(214)	0	(11,176)	0
Charges associated with acquisitions and divestitures	1,071	4,158	17,547	9,195
Asset impairment	0	0	10,506	5,190
Restructuring charges	0	448	320	4,546
Adjusted EBITDA	$300,972	$283,656	$736,667	$592,278
Depreciation, depletion, accretion and amortization	(72,049)	(69,662)	(213,362)	(204,770)
Adjusted EBIT	$228,923	$213,994	$523,305	$387,508

Adjusted EBITDA for 2015 has been revised to conform with the 2016 presentation which no longer includes an adjustment for amortization of deferred revenue. Adjusting for this item is no longer meaningful as all periods presented include amortization of deferred revenue at amounts that are substantially equivalent.

A reconciliation of Non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not available without unreasonable effort. We are unable to predict with reasonable certainty the outcome of legal proceedings, charges associated with acquisitions and divestitures, impairment of long-lived assets and other unusual gains and losses.